Filed pursuant to Rule 424(b)(5)
Registration No. 333-253341

REGISTRATION FEE CHART

Title of each class of securities to be registered	Amount to be registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of registration fee(1)
1.000% Notes due 2026	$500,000,000	99.463%	$497,315,000	$54,258
2.200% Notes due 2031	$500,000,000	99.660%	$498,300,000	$54,365

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2021)

$1,000,000,000

FORTINET, INC.

$500,000,000 1.000% Notes due 2026

$500,000,000 2.200% Notes due 2031

We are offering $500,000,000 of our 1.000% notes due 2026 (the “2026 Notes”) and $500,000,000 of our 2.200% notes due 2031 (the “2031 Notes” and, collectively with the 2026 Notes, the “notes”).

We will pay interest on the notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. The 2026 Notes will mature on March 15, 2026 and the 2031 Notes will mature on March 15, 2031.

We may redeem the notes in whole or in part at any time or from time to time at the redemption prices described under “Description of Notes—Optional Redemption.” Upon a Change of Control Repurchase Event, we may be required to make an offer to repurchase all outstanding notes as described under “Description of Notes—Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured obligations from time to time outstanding. The notes will be issued only in registered book-entry form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof thereafter. The notes will not be listed on any securities exchange. Currently, there is no public market for any series of the notes.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Us(1)
	Per Note	Total	Per Note	Total	Per Note	Total
1.000% Notes due 2026	99.463%	$497,315,000	0.600%	$3,000,000	98.863%	$494,315,000
2.200% Notes due 2031	99.660%	$498,300,000	0.650%	$3,250,000	99.010%	$495,050,000

Total	—	$995,615,000	—	$6,250,000	—	$989,365,000

(1)	Plus accrued interest, if any, from March 5, 2021, if settlement occurs after that date.

The notes will be ready for delivery in book-entry form, only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about March 5, 2021, which is the seventh U.S. business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). See “Underwriting—Extended Settlement.”

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Morgan Stanley

Goldman Sachs & Co. LLC

BBVA	BNP PARIBAS	COMMERZBANK	Credit Agricole CIB

Deutsche Bank Securities	HSBC	Loop Capital Markets	Mizuho Securities

PNC Capital Markets LLC	Scotiabank	SOCIETE GENERALE	Standard Chartered Bank	UBS Investment Bank

The date of this prospectus supplement is February 24, 2021.

Prospectus Supplement

Prospectus

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we prepare or authorize, contain and/or incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters and their affiliates and agents have not, authorized anyone to provide you with any information or represent anything about us other than what is contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are not, and the underwriters and their affiliates and agents are not, making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. This prospectus supplement also incorporates by reference the information described under “Where You Can Find More Information.” The second part is the accompanying prospectus dated February 22, 2021. The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement to “Fortinet,” “we,” “us” and “our” or similar terms are to Fortinet, Inc., a Delaware corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers like us who file electronically with the SEC. Interested persons can electronically access from such site the registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules to the registration statement.

Our Internet address is www.fortinet.com and our investor relations website is located at www.investor.fortinet.com. We make available free of charge, on or through our investor relations website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Any internet addresses provided in this prospectus supplement are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement (except as set forth above).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus, as applicable. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 19, 2021.

S-ii

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities hereunder shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report, or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus supplement, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the address or email address below. Please note that shelter-in-place guidance due to the COVID-19 pandemic has resulted in the temporary closure of our offices until further guidance is provided. Therefore, it is suggested that you request such documents via email.

Fortinet, Inc.

899 Kifer Road

Sunnyvale, California 94086

Attention: Investor Relations

investors@fortinet.com

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents that are incorporated by reference herein and therein include forward-looking statements that involve risks and uncertainties and such statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These risks and uncertainties may be amplified by the coronavirus (“COVID-19”) pandemic, which has caused significant economic instability and uncertainty. The extent to which the COVID-19 pandemic impacts Fortinet’s business, operations and financial results, including the duration and magnitude of such effects, will depend on numerous evolving factors, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or respond to its impact, and how quickly and to what extent normal economic and operating conditions can resume. Please also see the section entitled “Risk Factors” in Item 1A of Part II of our Annual Report on Form 10-K for the year ended December 31, 2020, and under similar headings in any other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, for important information to consider when evaluating these statements. All statements in this report, other than statements that are purely historical, are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “forecast,” “estimate,” “seek,” and similar expressions also identify forward-looking statements. In this report, forward-looking statements include, without limitation, the following:

•	the duration and impact of the COVID-19 pandemic;

•	continued growth and market share gains;

•	variability in sales in certain product categories from year to year and between quarters;

•	expected impact of sales of certain products and services;

•

the impact of macro-economic, geopolitical factors and other disruption on our manufacturing or sales, including the impact of the COVID-19 pandemic and other public health issues and natural disasters;

•	the proportion of our revenue that consists of our product and service revenue, and the mix of billings between products and services, and the duration of service contracts;

•	the impact of our product innovation strategy;

•	the effects of government regulation, tariffs and other related policies;

•	drivers of long-term growth and operating leverage, such as sales productivity, functionality and value in our standalone and bundled subscription service offerings;

•

growing our sales to businesses, service providers and government organizations, our ability to execute these sales and of the complexity of selling to all segments (including the increased competition and unpredictability of timing associated with sales to larger enterprises), the impact of sales to these organizations on our long-term growth, expansion and operating results, and the effectiveness of our internal sales organization;

•	our ability to hire properly qualified and effective sales, support and engineering employees;

•	trends in revenue, cost of revenue and gross margin;

•	trends in our operating expenses, including sales and marketing expense, research and development expense, general and administrative expense, and expectations regarding these expenses;

•	risks and expectations related to acquisitions or sales of assets, including integration issues related to product plans and products, including the acquired technology;

•	continued investments in research and development, and expectations that our research and development expense will increase in absolute dollars during 2021;

•	continued investments in our sales resources and infrastructure and marketing strategy, and expectations that our sales and marketing expense will increase in absolute dollars during 2021;

S-iv

•	expectations that our general and administrative expense will increase in absolute dollars during 2021;

•	expectations that proceeds from the exercise of stock options in future years will be adversely impacted by the increased mix of restricted stock units versus stock options granted;

•	estimates of a range of 2021 spending on our headquarters expansion project;

•	expectations regarding uncertain tax benefits and our effective domestic and global tax rates, and the impact of the Tax Cuts and Jobs Act (the “2017 Tax Act”);

•	expectations regarding spending related to real estate and other capital expenditures and to the impact on free cash flows;

•	competition in our markets;

•	statements regarding expected outcomes and liabilities in litigation;

•	our intentions regarding share repurchases and the sufficiency of our existing cash, cash equivalents and investments to meet our cash needs for at least the next 12 months;

•	other statements regarding our future operations, financial condition and prospects and business strategies;

•	the anticipated use of the net proceeds from this offering; and

•	adoption and impact of new accounting standards.

We caution investors that forward-looking statements are only predictions based on our current expectations about future events and are not guarantees of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document, except as required by law.

S-v

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any applicable free writing prospectus prior to making your investment decision.

The Company

Fortinet is a global leader in cybersecurity solutions provided to a wide variety of organizations, including large, mid-size and small enterprises, communication service providers, and government organizations. Our cybersecurity solutions are designed to provide broad visibility and segmentation of the digital attack surface through our integrated Fortinet Security Fabric platform, which features automated protection, detection and response. The Fortinet Security Fabric platform helps organizations secure their environments and reduce their security and network complexities. The Fortinet Security Fabric platform has an open architecture designed to connect Fortinet solutions and third-party solutions into a single ecosystem, enabling integration and automation.

Fortinet, Inc. was incorporated in Delaware in November 2000. Our principal executive offices are located at 899 Kifer Road, Sunnyvale, California 94086, and our main telephone number is (408) 235-7700.

The Offering

The following description of certain provisions of the notes offered hereby is not complete, does not contain all the information that is important to you and is subject to, and qualified in its entirety by reference to, the information appearing in this prospectus supplement under the caption “Description of Notes” and in the accompanying prospectus under the caption “Description of Securities.”

Issuer	Fortinet, Inc.

Securities Offered	$500,000,000 aggregate principal amount of 1.000% notes due 2026

$500,000,000 aggregate principal amount of 2.200% notes due 2031

Maturity	2026 Notes—March 15, 2026
2031 Notes—March 15, 2031

Original Issue Date	March 5, 2021

Interest Rates	2026 Notes—1.000% per annum
2031 Notes—2.200% per annum

Interest Payment Dates	Interest will be paid on the notes on March 15 and September 15 of each year, beginning on September 15, 2021.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

As of December 31, 2020, we had no outstanding indebtedness for borrowed money and $3.2 billion of total liabilities on a consolidated basis. Of this amount, our subsidiaries had approximately $186 million of liabilities (including trade payables and deferred revenue but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles) to which the notes will be structurally subordinated.

Form and Denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of the Notes—Book-Entry; Delivery and Form; Global Note,” notes in certificated form will not be issued or exchanged for interests in global securities.

Governing Law	New York.

Use of Proceeds	We intend to use net proceeds from this offering for general corporate purposes, which may include additions to working capital, financing of capital expenditures, and we may also use the net proceeds of this offering for repayment or redemption of outstanding indebtedness, share repurchases, and future acquisitions and strategic investment opportunities.

Further Issuances	We may create and issue further notes of a series ranking equally and ratably with such series of notes offered by this prospectus supplement in all respects (except for the issue date, the issue price, the payment of interest accrued prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), so that such further notes may be consolidated and form a single series with, and increase the aggregate principal amount of, the notes offered by this prospectus supplement; provided that if any such additional notes are not fungible with the applicable series of notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

Sinking Fund	None.

Optional Redemption	Prior to February 15, 2026 with respect to the 2026 Notes (one month prior to the maturity date of such notes) or December 15, 2030 with respect to the 2031 Notes (three months prior to the maturity date of such notes), the applicable series of notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming that the applicable notes matured on the Par Call Date, as defined in and set forth in “Description of the Notes—Optional Redemption”), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the applicable Treasury Rate (as defined in this prospectus supplement) plus 10 basis points with respect to the 2026 Notes and 15 basis points with respect to the 2031 Notes.

In addition, on or after February 15, 2026 with respect to the 2026 Notes (one month prior to the maturity date of such notes) or December 15, 2030 with respect to the 2031 Notes (three months prior to the maturity date of such notes), the applicable series of notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption” for more information.

Purchase Upon Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined below in “Description of the Notes—Purchase Upon Change of Control Triggering Event” with respect to a series of notes), we will be required to make an offer to purchase on such notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of purchase. See “Description of the Notes—Purchase Upon Change of Control Triggering Event” for more information.

Trading	The notes do not have an established trading market. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. See “Underwriting” in this prospectus supplement for more information about possible market-making by the underwriters.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference. In particular, you should evaluate the information set forth under “Forward-Looking Statements” and “Risk Factors” before deciding whether to invest in the notes.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data as of and for the periods indicated. The consolidated statements of operations data for the years ended December 31, 2020, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, which is incorporated herein by reference. The summary consolidated financial data is not necessarily indicative of the results that may be expected in any future period. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2020.

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Consolidated Statements of Income Data:
Revenue:
Product	$916.4	$788.5	$674.4
Service	1,678.0	1,374.5	1,130.2

Total revenue	2,594.4	2,163.0	1,804.6

Cost of revenue:
Product	352.4	324.6	291.0
Service	217.6	181.3	159.4

Total cost of revenue	570.0	505.9	450.4

Gross profit:
Product	564.0	463.9	383.4
Service	1,460.4	1,193.2	970.8

Total gross profit	2,024.4	1,657.1	1,354.2

Operating expenses:
Research and development	341.4	277.1	244.5
Sales and marketing	1,071.9	926.9	782.3
General and administrative	119.5	102.1	93.0
Gain on intellectual property matter	(40.2)	—	—

Total operating expenses	1,492.6	1,306.1	1,119.8

Operating income	531.8	351.0	234.4
Interest income—net	17.7	42.5	26.5
Other expense—net	(7.8)	(7.5)	(6.6)

Income before income taxes	541.7	386.0	254.3
Provision for (benefit from) income taxes	53.2	54.3	(80.6)

Net income	$488.5	$331.7	$334.9

	As of
(In millions)	December 31, 2020	December 31, 2019
Balance Sheet Data:
Cash and cash equivalents	$1,061.8	$1,222.5
Short-term investments	775.5	843.1
Accounts receivable, net	720.0	544.3
Inventory	139.8	117.9
Prepaid expense and other current assets	43.3	41.2
Total assets	4,044.5	3,879.2
Total stockholders’ equity	856.0	1,342.4

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks related to the notes set forth below, as well as the risk factors related to our business and operations described in Part I, Item 1A of our most recent Annual Report on Form 10-K under the heading “Risk Factors” which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

An active trading market for the notes may not develop.

There is currently no public market for the notes, and we do not currently plan to list the notes on any national securities exchange. In addition, the liquidity of any trading market in a series of notes, and the market price quoted for such notes, may be adversely affected by changes in the overall market for these notes, prevailing interest rates, ratings assigned to the notes, time remaining to the maturity of the notes, outstanding amount of the notes, the market for similar securities, prospects for other companies in our industry and changes in our consolidated financial condition, results of operations or prospects. In particular, an increase in prevailing interest rates will generally result in a decrease in the market price of the notes. A liquid trading market in the notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the notes.

The notes are our unsecured obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors. Structural subordination increases the risk that we will be unable to meet our obligations on the notes when they mature.

The notes are exclusively our obligations and are not obligations of our subsidiaries. While substantially all of our revenue-generating activity is conducted by us, to the extent in the future we conduct a substantial portion of our operations through, or a substantial portion of our assets are held by, our subsidiaries, our cash flow and ability to service our debt, including the notes, could depend upon the earnings of our subsidiaries and the distribution to us of earnings, loans or other payments by our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes and are under no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations and may be subject to legal and contractual restrictions. As of December 31, 2020, we had no outstanding indebtedness for borrowed money and $3.2 billion of total liabilities on a consolidated basis. Of the $3.2 billion of consolidated total liabilities, our subsidiaries had approximately $186 million of liabilities (including trade payables and deferred revenue but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles) to which the notes will be structurally subordinated.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including its senior and subordinated debt holders and bank and trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The notes will be subject to the prior claims of any future secured creditors.

The notes are unsecured obligations, ranking effectively junior to any secured indebtedness that we may incur. Accordingly, the notes will be effectively subordinated if we have, or will obtain secured borrowings to the extent of the value of the assets securing such indebtedness. The indenture governing the notes does not limit the amount of additional debt that we or our subsidiaries may incur, only restricts us, and our restricted subsidiaries, to incur secured debt with respect to principal properties (as defined in “Description of Notes—Limitation on Liens”) and provides a number of exceptions to that restriction, and permits our unrestricted subsidiaries to incur secured debt without restriction. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The indenture governing the notes contains only very limited negative covenants. The limitation on liens and sale/leaseback covenants do not apply to all our subsidiaries and contain exceptions that would allow us and our subsidiaries to grant liens or security interests with respect to their assets, rendering the holders of the notes effectively, structurally or contractually subordinated to new lenders. The indenture governing the notes does not contain any financial covenants.

The indenture governing the notes contains only very limited negative covenants. The limitation on liens and limitation on sale/leaseback covenants apply to us and to our restricted subsidiaries with respect to principal properties of ours or such subsidiaries. As a result, these covenants do not cover the majority of our consolidated assets and our unrestricted subsidiaries will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the notes, or from entering into sale/leaseback transactions. Exceptions within the limitation on liens covenant would allow us and our restricted subsidiaries to borrow substantial additional amounts, and to grant liens or security interests in connection with those borrowings. The indenture governing the notes does not contain any financial covenants.

Increased leverage may harm our financial condition and results of operations.

On an as adjusted basis after giving effect to this offering, as of December 31, 2020, we would have had approximately $987.1 million of total long-term indebtedness (including the notes), all of which would have been unsecured and unsubordinated.

We and our subsidiaries may incur additional indebtedness in the future and the notes do not restrict the future incurrence of indebtedness. Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we and/or our subsidiaries will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•

our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited. Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness, including the notes;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned operating and investment expenditures.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms, or at all.

The terms of the notes will not protect you in the event of highly leveraged transactions or a change of control.

The terms of the notes will not afford you protection in the event of certain highly leveraged transactions or a change of control that may adversely affect you unless such change of control also constitutes a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. If any such transaction were to occur, the value of your notes could decline.

We may not be able to purchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We will be required to offer to purchase the notes of each series upon the occurrence of a Change of Control Triggering Event with respect to such notes as provided in the indenture governing the notes. However, we may not have sufficient funds to purchase the notes in cash at such time. In addition, our ability to purchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such other indebtedness and we may not have sufficient funds to repay such other indebtedness. Our failure to make such a purchase would result in a default under your notes and may cause the acceleration of our other debt.

Credit ratings of the notes may change and affect the market price and marketability of the notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Redemption prior to maturity may adversely affect your return on the notes.

Since the notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $987.1 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds to us from the sale of the securities offered hereby for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, and we may also use the net proceeds of this offering for repayment or redemption of outstanding indebtedness, share repurchases, and future acquisitions and strategic investment opportunities. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, corporate debt, direct or guaranteed obligations of the U.S. government, term deposits, or hold as cash.

We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including cash, cash equivalents or marketable securities, or use funds to reduce outstanding short-term borrowings.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and cash equivalents and capitalization on an actual and as adjusted basis as of December 31, 2020. Our consolidated capitalization and cash and cash equivalents as adjusted, give effect to the issuance of the notes offered by this prospectus supplement as if the offering had occurred on December 31, 2020, after deducting the underwriting discount and estimated offering expenses payable by us, but not for use of the net proceeds therefrom. This table should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement.

	As of December 31, 2020
	Actual	As Adjusted
	(Unaudited, in millions except par value)
Cash and cash equivalents	$1,061.8	$2,048.9

Debt:
1.000% Senior Notes Due 2026 offered hereby(1)	—	493.2
2.200% Senior Notes Due 2031 offered hereby(1)	—	493.9
Total debt	—	987.1
Stockholders’ equity:
Preferred stock, $0.001 par value – 10 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value – 300 shares authorized; 162.3 and 171.7 shares issued and outstanding	0.2	0.2
Additional paid-in-capital	1,207.2	1,207.2
Accumulated other comprehensive loss	0.7	0.7
Retained earnings (accumulated deficit)	(352.1)	(352.1)
Total stockholders’ equity	856.0	856.0

Total capitalization	$856.0	$1,843.1

(1)	Represents the aggregate principal amount of the notes offered hereby, net of the underwriting discount and estimated offering expenses payable by us.

DESCRIPTION OF NOTES

The summary herein of certain provisions of the indenture referred to below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the notes and the indenture. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth under “Description of Securities” beginning on page 2 of the accompanying prospectus. In this section, references to “Fortinet,” “us,” “we,” or “our” refer only to Fortinet, Inc. and not to any of its subsidiaries.

General

The 1.000% Notes due 2026 (the “2026 Notes”) and the 2.200% Notes due 2031 (the “2031 Notes”) and, collectively with the 2026 Notes, the “notes”) will each constitute a separate series of securities and will be issued only in book-entry form, in minimum denominations of $2,000 and multiples of $1,000 in excess thereof thereafter.

The notes will be issued under an indenture and an officer’s certificate setting forth the specific terms of the notes to be entered into concurrently with the initial issuance of the notes, by and between Fortinet and Wells Fargo Bank, National Association, as trustee, as may be supplemented from time to time. Wells Fargo Bank, National Association will initially be the trustee for any and all securities issued under the indenture, as amended, including the notes, and is referred to herein as the “trustee.” Fortinet will be the sole obligor on the notes.

Ranking

The indenture will not limit the ability of Fortinet to incur additional unsecured indebtedness. The notes will be the unsecured and unsubordinated obligations of Fortinet and will rank pari passu with its other unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all indebtedness and liabilities (including trade payables and preferred stock obligations) of Fortinet’s subsidiaries and will be effectively subordinated to its secured indebtedness, if any, and that of its subsidiaries, if any.

As of December 31, 2020, Fortinet had no outstanding indebtedness for borrowed money and $3.2 billion of total liabilities on a consolidated basis, none of which was secured indebtedness. Of this amount, Fortinet’s subsidiaries had approximately $186 million of liabilities (including trade payables and deferred revenue but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles) to which the notes would have been structurally subordinated.

Interest and Maturity

The 2026 Notes will mature on March 15, 2026, and the 2031 Notes will mature on March 15, 2031.

The 2026 Notes will bear interest at a rate of 1.000% per annum, and the 2031 Notes will bear interest at a rate of 2.200% per annum. Interest on the notes will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2021 to the persons in whose names the notes are registered at the close of business on the preceding March 1 or September 1, as the case may be, whether or not a business day. Interest on the notes will be paid to, but excluding, the relevant interest payment date. Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Issuance of Additional Notes

Fortinet may, without the consent of the holders, increase the principal amount of each series of notes by issuing additional notes in the future on the same terms and conditions as the outstanding notes of such series, except for any differences in the issue date, the issue price, the payment of interest accrued prior to the issue date of the additional notes and the first payment of interest following the issue date of such additional notes; provided that if the additional notes are not fungible with the applicable series of notes offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Under the indenture, the notes and any additional notes that Fortinet may issue will be treated as a single series with the outstanding notes of such series for all purposes under the indenture (except as set forth in the immediately preceding sentence), including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.

Fortinet also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of notes offered hereby.

Optional Redemption

Prior to their respective Par Call Dates, the notes of such series will be redeemable, in whole or in part at any time, or from time to time, at Fortinet’s option, at a “make-whole premium” redemption price calculated by Fortinet equal to the greater of:

(1)	100% of the principal amount of such notes to be redeemed; and

(2)

the “make-whole amount,” which means the amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on such notes to be redeemed (assuming that such notes matured on the Par Call Date), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate (as defined below) plus 10 basis points with respect to the 2026 Notes and 15 basis points with respect to the 2031 Notes, in each case, plus accrued interest thereon to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

In addition, on or after the applicable Par Call Date, we may redeem the applicable notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, in each case, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming that such notes matured on their applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that such notes matured on their applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means, with respect to the 2026 Notes, February 15, 2026 (one month prior to the maturity date of such notes), and, with respect to the 2031 Notes, December 15, 2030 (three months prior to the maturity date of such notes).

“Quotation Agent” means the Reference Treasury Dealer appointed by Fortinet, Inc.

“Reference Treasury Dealer” means (i) BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Fortinet, Inc. will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by Fortinet, Inc.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed or sent at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed with a copy to the trustee. The redemption date must be a business day. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of a series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, subject to DTC’s procedures, in the case of notes that are not represented by a global note. The Trustee shall have no duty to calculate or verify the calculations of the make-whole amount.

Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described above, we will be required to make an offer to each holder of such notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s applicable notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a minimum denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the applicable notes as described under “—Optional Redemption,” we will mail or send a notice (a “Change of Control Offer”) to each holder of notes subject to such offer with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase such notes on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice. The Change of Control Payment Date must be a business day.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

•

deposit with the paying agent prior to 10:00 a.m. New York City time an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of notes so tendered the payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any.

Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain provisions that permit the holders to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the purchase of notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof; rather, we will be deemed to comply with our obligation to repurchase notes upon a Change of Control Triggering Event in accordance with the indenture, modified as necessary by us in good faith to permit compliance with such law or regulation.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Purchase Exercise Notice Upon a Change of Control Triggering Event” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of The Depository Trust Company, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us hereunder and such third-party purchases all notes properly tendered and not withdrawn under its offer in accordance with such requirements.

In addition, we will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.

For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or our subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed the beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates (as defined in the indenture) until such tendered securities are accepted for purchase or exchange thereunder;

(3)

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person, or any direct or indirect parent of the surviving person, immediately after giving effect to such transaction; or

(4)	the adoption of a plan by our board of directors relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2) immediately following that transaction, (a) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock in substantially the same proportions immediately prior to that transaction or (b) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Fitch” means Fitch Ratings Inc. and its successors. “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if, after the date of the initial issuance of the notes, Fitch rates the notes of a series and makes such rating publicly available, Rating Agency shall mean each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to rate the notes of a series or fails to continue to make a rating of such notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means, with respect to a series of notes, that such notes are rated below Investment Grade by each of the Rating Agencies on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of such notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies);

provided, however, that a Ratings Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event) unless each of the Rating Agencies announces or publicly confirms or informs the trustee in writing at Fortinet’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Limitation on Liens

Fortinet will not incur, and will not permit any of its Restricted Subsidiaries to incur, any Indebtedness secured by a Lien (as defined below) upon (a) any Principal Property of Fortinet or any of its Restricted Subsidiaries or (b) any shares of stock or Indebtedness of any of its Restricted Subsidiaries (whether such Principal Property or shares or Indebtedness of any Restricted Subsidiary are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of Fortinet, any other Indebtedness or Guarantees of Fortinet or any of its Subsidiaries ranking equally in right of payment with the notes or such Guarantee) are equally and ratably secured with or, at the option of Fortinet, prior to, such secured Indebtedness.

The foregoing restriction does not apply to:

(1)	Liens existing as of the closing date of this offering;

(2)	Liens granted after the closing date of this offering, created in favor of the holders of the notes or other series of notes under the indenture;

(3)

Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture (including Permitted Liens) so long as such Liens are limited to all or part of substantially the same Principal Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(4)	Permitted Liens.

Notwithstanding the foregoing, we and/or our Restricted Subsidiaries may, without securing the notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

Fortinet will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the issuance of the notes;

(2)	such transaction was for the sale and leasing back to us or any of our Subsidiaries of any Principal Property by us or one of our Subsidiaries;

(3)	such transaction involves a lease for less than three years;

(4)

we would be entitled to incur Indebtedness secured by a mortgage on the Principal Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(5)

we apply an amount equal to the fair value of the Principal Property sold to the purchase of Property or to the retirement of our long-term Indebtedness that is pari passu with the notes (including the notes) within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may deliver debt securities that rank pari passu with notes (including the notes) to the trustee under the applicable indenture therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and/or our Restricted Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed 15% of our Consolidated Net Tangible Assets.

Events of Default

“Events of Default” under each series of notes means:

(1)	default in paying interest on the notes of the applicable series when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the notes of the applicable series when due at maturity, upon optional redemption as set forth under “—Optional Redemption” or otherwise;

(3)

failure by Fortinet to repurchase notes of such series tendered for repurchase following the occurrence of a change of control repurchase event in accordance with the covenant set forth under “—Purchase Upon Change of Control Triggering Event”;

(4)

default in the performance, or breach, of any covenant in the officer’s certificate, supplemental indenture or indenture governing the applicable series of notes (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the notes (together with any other applicable series of debt securities affected that is then outstanding (all such series voting together as a single class));

(5)

(a) a failure to make any payment at maturity, including any applicable grace period, on any Indebtedness of Fortinet (other than Indebtedness of Fortinet owing to any of its Subsidiaries) outstanding in an amount in excess of $100 million and continuance of this failure to pay or (b) a default on any Indebtedness of Fortinet (other than Indebtedness owing to any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $100 million without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after such failure to pay or acceleration, as applicable; provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us has occurred.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1)	the aggregate principal amount of our Indebtedness incurred after the closing date of this offering and secured by Liens not permitted by the first sentence under “—Limitation on Liens;” and

(2)

our Attributable Liens in respect of sale and lease-back transactions entered into after the closing date of this offering pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions.”

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction (as determined in good faith by our board of directors); and

(2)

the present value (discounted at a rate per annum equal to the average interest borne by all outstanding notes (or other debt securities) issued under the indenture determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less (a) all current liabilities (excluding deferred net revenue) and (b) the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, all as shown on or reflected in our most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“Finance Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a finance lease in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	forward foreign exchange transactions, currency floor, cap, collar or swap transactions or currency options;

(4)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(5)	other agreements or arrangements designed to protect such person against fluctuations in equity or bond (or equity or bond index) prices.

“Indebtedness” of any specified Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement).

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by Fortinet, Inc. or any of its direct or indirect Subsidiaries or (2) the financing of a project involving the development or expansion of the properties of Fortinet, Inc. or any of its direct or indirect Subsidiaries, as to which the obligee with respect to such Indebtedness or obligation has no recourse to Fortinet, Inc. or any of its direct or indirect Subsidiaries or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Permitted Liens” means:

(1)

Liens on any of our assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 18 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2)

(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property, including Finance Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or any of our Subsidiaries, or merger with or acquisition of, any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 18 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(4)	Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings;

(5)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(6)

Liens encumbering customary deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities;

(7)

Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(8)	Liens in our favor;

(9)

inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(10)

statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent by more than 90 days or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(11)

Liens arising out of judgments or awards against us and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(12)

Liens consisting of pledges or deposits to secure obligations or obtain any benefits under workers’ compensation laws and unemployment insurance, old age pensions, social security or similar matters or legislation, including Liens of judgments thereunder which are not currently dischargeable, or deposits in connection with obtaining or maintaining self-insurance;

(13)

Liens consisting of pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(14)	Liens consisting of deposits of Property to secure our statutory obligations in the ordinary course of our business;

(15)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(16)

Liens on Property in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure Indebtedness of the pollution control or industrial revenue type) in order to permit Fortinet or any of its Subsidiaries to perform a contract or to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the Property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(17)	Liens incurred in connection with pollution control, industrial revenue or similar financings;

(18)

Liens on Property incurred in connection with any transaction permitted under “—Limitation on Sale and Lease-Back Transactions” which shall not be in addition to any basket provided in the last paragraph of such covenant; and

(19)

Liens created in substitution of any Liens permitted by clauses (1) through (18) above, or pursuant to clauses (1) through (3) of the first paragraph of “—Limitations on Liens” above; provided that, (a) based on a good faith determination of the board of directors of Fortinet, any such Lien shall not extend to or cover any Property of Fortinet or any of its Subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property, and (b) the Indebtedness secured by such Lien at such time is not increased (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest, fees, penalties and premium, if any, on the Indebtedness being refinanced)).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or any other entity, including any government or any agency or political subdivision thereof.

“Principal Property” means the land, improvements, buildings and fixtures owned by Fortinet or any of its Restricted Subsidiaries that constitutes Fortinet’s (i) principal offices in Sunnyvale, California, and (ii) any research and development facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except (in the case of (ii)) (a) such as Fortinet’s board of directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such Property to the business, financial condition and earnings of Fortinet and its Subsidiaries taken as a whole) not to be of material importance to Fortinet’s and its Subsidiaries’ business, taken as a whole or (b) has a net book value that, on the date of determination as to whether such Property is a Principal Property is being made, is less than 0.75% of Consolidated Net Tangible Assets.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Restricted Subsidiary” means any domestic Subsidiary of Fortinet that owns any Principal Property (other than any of its less than 80%-owned Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or on the over-the-counter markets).

“Subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Book-Entry; Delivery and Form; Global Note

The notes of each series will be issued in the form of one or more fully registered global notes without interest coupons which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for notes in definitive registered form, a global note may not be transferred except as a whole (i) by the depositary for such global note to a nominee of such depositary, (ii) by a nominee of such depositary to such depositary or another nominee of such depositary or (iii) by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a registered global note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a global note directly through Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon transfer of a definitive note, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

Upon the issuance of a registered global note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global note, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the registered global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global note will not be entitled to have the notes represented by the registered global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person owning a beneficial interest in a registered global note must rely on the procedures of the depositary for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of notes take physical delivery of these notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

To facilitate subsequent transfers, all notes deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Fortinet will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global note as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global note held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of Fortinet. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. None of Fortinet, the underwriters of this offering, the trustee or any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Fortinet expects that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although Fortinet expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Fortinet, the underwriters of this offering, the trustee or any other agent of ours or any agent of the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by Fortinet within 90 days, Fortinet will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, Fortinet may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above. In connection with any proposed exchange involving a note in definitive form, or any exchange of a note in definitive form for a global note or vice versa, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic bookentry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations.

Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that Fortinet believes to be reliable, but Fortinet takes no responsibility for its accuracy or completeness. Fortinet assumes no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Notices

Notices to holders of certificated notes will be made by first class mail, postage prepaid, to the addresses that appear on the security register of the notes. Any notices required to be given to the holders while the notes are global notes will be given only to DTC and shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee, including by electronic mail in accordance with its applicable procedures.

Concerning Our Relationship with the Trustee

The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee shall not be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the notes is required. The trustee shall not be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Ratings Event with respect to the notes has occurred.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, judicial decisions and administrative rulings, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

dealers in securities, banks, financial institutions, regulated investment companies, real estate investment trusts, cooperatives, tax-exempt entities, insurance companies, taxpayers subject to special tax accounting rules, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons holding notes as a part of an integrated or conversion transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•

“controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or certain former citizens or long-term residents of the United States; or

•	taxpayers that are, or hold their notes through, partnerships or other pass-through entities.

In addition, this discussion does not address the considerations of the alternative minimum tax, the Medicare contribution tax on investment income, the requirement for persons under Section 451(b) of the Code to conform the timing of income accruals for U.S. federal income tax purposes to their financial statements, gift or estate tax or any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) by a beneficial owner who purchased the note at original issuance at its “issue price” (i.e., the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders are urged to consult their tax advisors as to the particular U.S. federal tax considerations applicable to them of the ownership and disposition of notes, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this summary, a “non-U.S. holder” means any beneficial owner of a note (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a “U.S. holder.” A “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is, or is treated as, (i) a citizen or individual resident of the U.S., (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons, as defined under the Code, have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

In certain circumstances as described above under “Description of Notes–Purchase Upon Change of Control Triggering Event,” we may be obligated to offer to purchase the notes of any series for a purchase price equal to 101% of the principal amount of the notes of such series, plus accrued and unpaid interest (if any). We intend to take the position that, under the applicable Treasury regulations, the notes of each series should not be treated as contingent payment debt instruments due to this obligation. Under the applicable Treasury regulations, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingency is remote or incidental. We believe that the likelihood that the notes of any series will be repurchased upon a Change of Control Triggering Event is remote. Our position is binding on you unless you disclose your contrary position in the manner required by the applicable Treasury regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of your taxable income with respect to the notes for U.S. federal income tax purposes. You are urged to consult your tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules. This prospectus supplement assumes that the notes will not be considered contingent payment debt instruments for U.S. federal income tax purposes.

Investors considering the purchase of notes are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign jurisdictions or under any applicable tax treaty.

U.S. Holders

Payments of Interest

We expect, and this summary assumes, that the notes will be issued with de minimis original issue discount, if any (as determined under the Code). In such case, interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes

A U.S. holder will generally recognize gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a note, equal to the difference, if any, between (i) the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as described above under “—Payments of Interest”) and (ii) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. If, at the time of the sale, exchange, redemption, retirement or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

In general, a U.S. holder will be subject to U.S. federal backup withholding at the applicable rate (currently 24%) with respect to payments of interest on the notes and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the notes, unless the U.S. holder (i) is an “exempt recipient” (such as a corporation or tax-exempt organization) and, when required, provides appropriate documentation to that effect or (ii) provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S.

federal income tax liability, if any, and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition by, a U.S. holder will generally be subject to information reporting, unless such U.S. holder is an exempt recipient and appropriately establishes that status.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” payments of interest on the notes made to a non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to the company (actively or constructively) within the meaning of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

(i) the non-U.S. holder provides its name and address on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certifies, under penalties of perjury, that it is not a United States person, or (ii) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

A non-U.S. holder that does not meet the above criteria will be subject to U.S. federal withholding tax at a flat rate of 30%, unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty, and such non-U.S. holder is a qualified resident of the treaty country and the holder provides the paying agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

A non-U.S. holder will also be exempt from withholding tax if the interest received is effectively connected with the conduct of a U.S. trade or business (and if a tax treaty applies, is attributable to a permanent establishment within the United States) and such non-U.S. holder provides the paying agent with a properly completed IRS Form W-8ECI. If interest on the notes is effectively connected with the conduct of a United States trade or business of the non-U.S. holder (and if required by an applicable income tax treaty, such interest is attributable to a United States permanent establishment of the non-U.S. holder), the non-U.S. holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if the non-U.S. holder were a United States person. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. These holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences to them of the ownership and disposition of the notes as well as the application of state, local and non-U.S. income and other tax laws.

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. holder will generally not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless:

(1)

the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment within the United

States), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States as described above; or

(2)

in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions are met, in which case the non-U.S. holder will be subject to a tax, currently at a rate of 30% (or, if applicable, a lower treaty rate), on the excess, if any, of such gain plus all other U.S.-source capital gains recognized by such holder during the same taxable year over the non-U.S. holder’s U.S.-source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

The amount of interest paid to a non-U.S. holder, and the amount of any tax withheld with respect to such interest, must be reported annually to the IRS and the non-U.S. holder. Copies of the information returns reporting the amount of such interest and the amount of any tax withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on a note provided that the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person and the certification requirements described in the last bullet point under “—Payments of Interest” have been met.

In addition, a non-U.S. holder will generally be subject to information reporting and possibly backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, unless (i) the certification requirements above have been met and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person or (ii) the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability provided that the required information and tax returns are furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (“FATCA”), a 30% U.S. federal withholding tax may apply to certain “withholdable payments,” in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) (whether such foreign financial institution is a beneficial owner or an intermediary) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) (whether such non-financial foreign entity is a beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Non-U.S. entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

FATCA withholding generally will apply to interest paid on our notes. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our notes, which may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we will agree to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of 2026 Notes to be Purchased	Principal amount of 2031 Notes to be Purchased
BofA Securities, Inc.	$127,750,000	$127,750,000
J.P. Morgan Securities LLC	127,750,000	127,750,000
Morgan Stanley & Co. LLC	127,750,000	127,750,000
Goldman Sachs & Co. LLC	35,500,000	35,500,000
BBVA Securities Inc.	6,250,000	6,250,000
BNP Paribas Securities Corp.	6,250,000	6,250,000
Commerz Markets LLC	6,250,000	6,250,000
Credit Agricole Securities (USA) Inc.	6,250,000	6,250,000
Deutsche Bank Securities Inc.	6,250,000	6,250,000
HSBC Securities (USA) Inc.	6,250,000	6,250,000
Loop Capital Markets LLC	6,250,000	6,250,000
Mizuho Securities USA LLC	6,250,000	6,250,000
PNC Capital Markets LLC	6,250,000	6,250,000
Scotia Capital (USA) Inc.	6,250,000	6,250,000
SG Americas Securities, LLC	6,250,000	6,250,000
Standard Chartered Bank	6,250,000	6,250,000
UBS Securities LLC	6,250,000	6,250,000

Total	$500,000,000	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the 2026 Notes and 0.400% of the principal amount of the 2031 Notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.250% of the principal amount of the 2026 Notes and 0.250% of the principal amount of the 2031 Notes. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid By Us
Per 2026 Note	0.600%
Per 2031 Note	0.650%
Total	$6,250,000

We estimate that our total expenses for this offering will be approximately $2.2 million, excluding underwriting discount.

We have agreed with the underwriters, subject to certain exceptions, not to, except with the prior written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us having a tenor of more than one year during the period from the date of this prospectus supplement continuing through the day following the settlement date of the notes.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the notes than they are required to purchase in this offering.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•

Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about March 5, 2021, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative instruments) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where any notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time. Notification under Section 309B(1) of the SFA—The notes to be issued shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Certain legal matters relating to the offering of the notes will be passed upon for us by Fenwick & West LLP, Mountain View, California. Davis Polk  & Wardwell LLP, Menlo Park, California, will act as counsel to the underwriters.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Fortinet, Inc. and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FORTINET, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

We may offer from time to time common stock, preferred stock, debt securities, or warrants in one or more offerings. When we decide to sell a particular type of securities, we will provide specific terms of the offered securities, including the amount of securities offered, in a prospectus supplement. This prospectus and any accompanying prospectus supplement may be used to offer securities for the account of persons other than us. We may offer and sell these securities to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” for a further description of the manner in which we may offer and sell the securities covered by this prospectus.

You should read this prospectus and any prospectus supplement carefully before you invest. We may not use this prospectus to sell securities unless it includes a prospectus supplement describing the method and terms of the applicable offering. A prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “FTNT.”

The preferred stock, debt securities, and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or debt or equity securities. Unless stated otherwise in a prospectus supplement, none of these securities will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2021.

We are responsible for the information contained and incorporated by reference in this prospectus, in any applicable prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information appearing or incorporated by reference in this prospectus, any applicable prospectus supplement, and any related free writing prospectus, is accurate only as of the date thereof, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any related free writing prospectus, or of any sale of our securities. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any applicable prospectus supplement, including the documents incorporated by reference herein or therein, in making your investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). We may sell common stock, preferred stock, debt securities, or warrants described in this prospectus in one or more offerings. There is no limit on the aggregate amount of the securities we may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the amounts, prices, and terms of the offered securities. The applicable prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read this prospectus, any prospectus supplement, information incorporated by reference, and any related free writing prospectus.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the offered securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus, or by any other method as may then be permitted under applicable law, rules, or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find Additional Information.”

FORTINET, INC.

Fortinet is a global leader in cybersecurity solutions provided to a wide variety of organizations, such as large, mid-size and small enterprises, communication service providers, and government organizations. Our cybersecurity solutions are designed to provide broad visibility and segmentation of the digital attack surface through our integrated Fortinet Security Fabric platform, which features automated protection, detection and response. The Fortinet Security Fabric platform helps organizations secure their environments and reduce their security and network complexities. The Fortinet Security Fabric platform has an open architecture designed to connect Fortinet solutions and third-party solutions into a single ecosystem, enabling integration and automation.

Fortinet was incorporated in Delaware in November 2000. Our principal executive office is located at 899 Kifer Road, Sunnyvale, California 94086 and our main telephone number is (408) 235-7700.

When we refer to “we,” “our” or “Fortinet” in this prospectus, we mean the current Delaware corporation (Fortinet, Inc.), as well as all of our consolidated subsidiaries. Our website address is www.fortinet.com. The information on or that can be accessed through our website is not part of this prospectus.

Fortinet, the Fortinet logo, FortiGate, FortiGuard, FortiCare, FortiManager, FortiAnalyzer and FortiOS, among other marks, appearing in this prospectus, the registration statement of which this prospectus is a part, any applicable prospectus supplement or free writing prospectus or the documents incorporated by reference therein are the registered or unregistered trademarks or service marks of Fortinet, Inc., or one of its subsidiaries, in the United States and/or other countries. Other parties’ marks appearing in this prospectus or the documents incorporated by reference are the property of their respective owners.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any applicable prospectus supplement or free writing prospectus, or incorporated by reference herein or therein, you should carefully consider the risks described under “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information included in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in or incorporated by reference in this prospectus and any prospectus supplement other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “plan,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk Factors” section incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus and any prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activities, performance, or achievements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement and/or any applicable free writing prospectus, we intend to use the net proceeds to us from the sale of the securities offered hereby for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of outstanding indebtedness, share repurchases, and future acquisitions and strategic investment opportunities. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, corporate debt, direct or guaranteed obligations of the U.S. government, term deposits, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from the sale of the securities offered hereby, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

GENERAL DESCRIPTION OF SECURITIES

Our common stock, preferred stock, debt securities, or warrants may be offered under this prospectus. When we decide to sell a particular class of securities, we will set forth in a prospectus supplement a description of the securities that may be offered under this prospectus. The terms of the securities offering, including the initial offering price and the net proceeds to us, will be set forth in the prospectus supplement, or in other filings we make with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are incorporated by reference.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between Fortinet, Inc. and Wells Fargo Bank, National Association, as trustee (the “trustee”), in one or more series established in or pursuant to a board resolution and set forth in an officer’s certificate or supplemental indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The form of indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture and applicable board resolution and officer’s certificate or supplemental indenture (including the form of debt security) relating to the applicable series of debt securities for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

General

The indenture will not limit the amount of debt securities which we may issue. We have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt, if any, will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal of and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•

if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	if other than minimum denominations of $2,000 and any multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•

the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•

whether the debt securities are issuable under Rule 144A or Regulation S and, in such case, any provisions unique to such form of issuance including any transfer restrictions or exchange and registration rights;

•	any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•

whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	any guarantor or co-issuers;

•	any special interest premium or other premium;

•

whether the debt securities are convertible or exchangeable into common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

•	the currency in which payments shall be made, if other than U.S. dollars.

Events of Default

The events of default applicable to any series of debt securities sold pursuant to the registration statement will be described in the applicable prospectus supplement.

Modification and Waiver

We and the trustee may amend or modify the indenture or the debt securities without the consent of any holder of debt securities in order to:

•	cure ambiguities, omissions, defects or inconsistencies as evidenced by an officer’s certificate;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	provide for or add guarantors with respect to the debt securities of any series;

•	secure the debt securities of any series;

•	establish the form or forms of debt securities of any series;

•	provide for uncertificated debt securities of any series in addition to or in place of certificated debt securities of the applicable series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for the assumption by our successor, if any, to our obligations to holders of any outstanding debt securities of any series in compliance with the provisions of the indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•

conform any provision in the indenture to this “Description of Debt Securities,” as supplemented by the description of such debt securities in any applicable prospectus supplement or other offering document; or

•	make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the indenture or the debt securities may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (voting together as a single class), and our compliance with any provision of the indenture with respect to any series of debt securities may be waived by written notice to us and the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting together as a single class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption or mandatory repurchase provisions of the debt securities;

•

impair the right of any holder of the debt securities to receive payment of principal (including premium, if any, and amounts due upon redemption or mandatory repurchase) or interest on the debt securities on and after the due dates for such principal or interest;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	change a place of payment to a location outside of the contiguous United States unless set forth in the prospectus supplement or other offering document relating to such debt securities.

The trustee will not be obligated to enter into any amendment or supplement that adversely impacts its rights, duties or immunities.

Covenants

Principal and Interest

We covenant to pay the principal of and interest on the debt securities when due and in the manner provided in the indenture.

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a corporation or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

•

the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture, in a form satisfactory to the trustee, which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third and fourth bullets shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•

the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all our assets occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. We will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Existence

Except as permitted under “—Consolidation, Merger and Sale of Assets,” the indenture requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that their preservation is no longer desirable in the conduct of business.

Negative Covenants

In addition to the covenants set forth above, any additional covenants applicable to any series of debt securities will be set forth in the applicable prospectus supplement.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

•	either:

•	all the debt securities of any series issued that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•

all the debt securities of any series issued that have not been accepted by the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year, (a “discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be irrevocably deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for debt securities payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be irrevocably deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, as a result of an IRS ruling or a change in applicable federal income tax law, the beneficial owners of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit (other than an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowings), it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such act;

•

the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under the indenture (other than an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowings), or any other material agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such act or exempt from registration; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Unclaimed Funds

Subject to applicable escheatment laws, all funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning Our Relationship with the Trustee

We maintain ordinary banking relationships with affiliates of the trustee. The Trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

PLAN OF DISTRIBUTION

We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	directly by us or by selling stockholders to purchasers, including through a specific bidding, auction or other process;

•	privately negotiated transactions;

•	a combination of any of the above methods of sale; and

•	through any other method permitted pursuant to applicable law and described in a prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents, or other purchasers, persons, or entities and any applicable compensation and/or indemnification, any over-allotment options by the underwriters, and a brief description of any passive market making that any underwriter or any selling group members intend to engage in and any transactions that any underwriter intends to conduct that stabilizes, maintains or otherwise affects the market price of the securities, together in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

LEGAL MATTERS

Unless otherwise stated in an applicable prospectus supplement, Fenwick & West LLP, Mountain View, California, will provide us with an opinion as to the legality of the securities offered under this prospectus. Counsel representing any underwriters, dealers, agents, will be named in the applicable prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Fortinet, Inc. and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 19, 2021; and

•

the description of our common stock as set forth in our registration statement on  Form 8-A, filed with the SEC on October 29, 2009, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 19, 2021.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities hereunder shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report, or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the address or email address below. Please note that shelter-in-place guidance due to the COVID-19 pandemic has resulted in the temporary closure of our offices until further guidance is provided. Therefore, it is suggested that you request such documents via email.

Fortinet, Inc.

899 Kifer Road

Sunnyvale, California 94086

Attention: Investor Relations

investors@fortinet.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy, and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov. Our Internet address is www.fortinet.com and our investor relations website is located at investor.fortinet.com. We make available free of charge, on or through our investor relations website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus or any prospectus supplement are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any prospectus supplement.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. The securities offered under this prospectus or any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement, as the case may be, regardless of the time of delivery of this prospectus, a prospectus supplement, or any sale of the securities.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the offerings made under this prospectus, reference is hereby made to the registration statement. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

$1,000,000,000

FORTINET, INC.

$500,000,000 1.000% Notes due 2026

$500,000,000 2.200% Notes due 2031

Prospectus Supplement

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Morgan Stanley

Goldman Sachs & Co. LLC

BBVA	BNP PARIBAS	COMMERZBANK	Credit Agricole CIB

Deutsche Bank Securities	HSBC	Loop Capital Markets	Mizuho Securities

PNC Capital Markets LLC	Scotiabank	SOCIETE GENERALE	Standard Chartered Bank	UBS Investment Bank

February 24, 2021